Exhibit 99.1

              Willis Group Holdings Limited Announces Accelerated
                Share Repurchase of $50 Million of Common Shares

     NEW YORK--(BUSINESS WIRE)--March 13, 2007--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that it has entered into an agreement to purchase approximately 1.25 million shares of its common stock from Keefe, Bruyette & Woods using an accelerated stock repurchase program for an initial purchase price of approximately $50 million. This repurchase is part of Willis' previously announced stock repurchase program.

     "We believe that the best use of our capital is to continue to buy back our own stock," said Joe Plumeri, Chairman and Chief Executive Officer of Willis. "Our strong financial performance, cash flow and balance sheet allow us the financial flexibility to continue to return value to our shareholders."

     Under the terms of the arrangement, the repurchased shares are subject to a price adjustment based on the volume weighted average market price of Willis' common shares during the term of the program. The Company expects the program to be completed in the first quarter of 2007. All of the shares repurchased under the agreement will be retired.

     Including this transaction, the Company would have $739 million of authorized share repurchases remaining under its existing buyback authorization.

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Including our Associates, we have over 300 offices in some 100 countries, with a global team of approximately 16,000 employees serving clients in some 190 countries. Additional information on Willis may be found on its web site www.willis.com.

     This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Willis Group Holdings Limited
              Investors:
              Kerry K. Calaiaro, +1 212 837-0880
              kerry.calaiaro@willis.com
              or
              Media:
              Dan Prince, +1 212 837-0806
              daniel.prince@willis.com